Exhibit (e)(11)

Amendment to Second Amended and Restated Non-Competition and Severance Agreement

THIS AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”) is made and entered as of the date hereof to be effective as of the Effective Date (as defined below), by and between Chattem, Inc., a Tennessee corporation (the “Company”), and Robert E. Bosworth (“Executive”). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Severance Agreement (as defined below).

WHEREAS, the Company intends to enter into the Agreement and Plan of Merger by and among sanofi-aventis, River Acquisition Corp. and Chattem, Inc., dated December 20, 2009 (the “Merger Agreement”);

WHEREAS, the Company previously entered into a Second Amended and Restated Non-Competition and Severance Agreement dated July 8, 2008 with Executive (the “Severance Agreement”);

WHEREAS, the Company desires that certain terms and definitions in the Severance Agreement be amended in order to be consistent with the intent of the parties to the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Severance Agreement as follows:

1. This Amendment shall be effective as of the Effective Date - the date on which shares of Company Common Stock (as defined in the Merger Agreement) are purchased in accordance with the terms of the Offer (as defined in the Merger Agreement).

2. The first paragraph of Section 4 of the Severance Agreement is amended to delete the third sentence thereof.

3. Section 4.C. of the Severance Agreement is amended in its entirety to read as follows:

“Constructively Discharges” means: (i) a material demotion or a material diminution of Executive’s duties and responsibilities; (ii) a material reduction in base salary or annual incentive opportunities; (iii) the assignment to a primary workplace which is more than 50 miles from Executive’s primary workplace on the Effective Date, unless Executive expressly consents to the applicable change described in clause (i), (ii), or (iii) of this definition; or (iv) any material breach of this Agreement by the Company. Executive must give written notice to the Company within the 60 day period which starts on the date on which Executive has actual notice of the applicable change or breach described in clause (i), (ii),

(iii) or (iv) of the foregoing definition, and the Company will have a 30 day cure period from the date of the delivery of such notice to reverse such change or breach. The applicable change or breach described in clause (i), (ii), (iii) or (iv) of the foregoing definition shall constitute a “Constructive Discharge” if the Company fails to reverse such change or breach before the end of such 30 day cure period.

4. The first sentence of Section 4.D. of the Severance Agreement is amended in its entirety to read as follows:

“Severance Benefit”: a payment equal to $1,362,632.

5. The first sentence of the second paragraph of Section 4.D. is amended to remove the word “formula” after the defined term “Severance Benefit”.

6. The second paragraph of Section 4.D is amended to add the following sentence as the third sentence thereof:

In making its determination, the Independent Advisor shall perform a reasonable compensation analysis to determine whether any payments should be excluded from the category of “parachute payments” (as defined in §280G(b)(2) of the Code).

7. The fifth sentence of the second paragraph of Section 4.D. (after incorporation of the new sentence pursuant to paragraph 6 above) is amended in its entirety to read as follows:

If there is any such adjustment, payments under the Retention Bonus Agreement, by and between Parent (as defined in the Merger Agreement) and Executive, dated as of December 20, 2009, shall be reduced first and to the extent further reduction is required, cash severance amounts payable pursuant to this Agreement shall be reduced.

8. Notwithstanding anything to the contrary contained herein, this Amendment shall have no force or effect and shall be void ab initio in the event that the Merger Agreement is terminated in accordance with Article VII of the Merger Agreement or if the Closing Date (as defined in the Merger Agreement) does not occur for any reason whatsoever, in which case the Severance Agreement shall remain in effect without regard to this Amendment.

9. Except as specifically amended hereby, the Severance Agreement shall remain in full force and effect as originally executed.

10. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Amendment to Second Amended and Restated Non-Competition and Severance Agreement is hereby executed to be effective as of the Effective Date.

CHATTEM, INC.

/s/ Theodore K. Whitfield, Jr.
Name:	Theodore K. Whitfield, Jr.
Title:	Vice President, General Counsel and Secretary

Executive:

/s/ Robert E. Bosworth
Robert E. Bosworth

[Signature Page to Non-Competition and Severance Agreement]